EXHIBIT 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@firstbank-va.com	sbell@firstbank-va.com

News Release

January 25, 2008

FIRST NATIONAL CORPORATION REPORTS 5% INCREASE IN FOURTH QUARTER EARNINGS

Strasburg, Virginia (January 25, 2008) --- First National Corporation (OTCBB: FXNC) reported fourth quarter earnings of $1.5 million, an increase of 5% when compared to earnings of $1.4 million for the fourth quarter of 2006. Harry S. Smith, President and CEO, stated “We are pleased to report improved earnings for the fourth quarter. The net interest margin remained stable as both loan and deposit balances increased. The slowing economy had a slight impact on asset quality as non-performing assets and net charge-offs increased; however, we remain confident about the overall quality of the loan portfolio.  In this economic environment we will continue to minimize interest rate risk and focus on asset quality, while remaining diligent in the deployment of capital.”

Earnings for the fourth quarter of 2007 were $1.5 million, or $0.51 per basic and diluted share, compared to $1.4 million or $0.50 per basic and diluted share for the same period of 2006. The increase was the result of a 7% increase in net interest income and a 33% increase in noninterest income, offset by a 12% increase in noninterest expense and an increase in the provision for loan losses. Return on assets and return on equity were 1.11% and 16.10%, respectively, for the fourth quarter of 2007 compared to 1.08% and 17.27% for the same quarter in 2006. Total assets increased $13.5 million or 3% during the last 12 months to $541.4 million at December 31, 2007 compared to $527.9 million a year ago. In addition, the Company’s trust and investment advisory group had assets under management of $200.1 million at December 31, 2007.

Net interest income increased 7% to $4.7 million for the fourth quarter of 2007 compared to $4.4 million for the same quarter of 2006. This increase was a result of a 22 basis point increase in the net interest margin and a $6.5 million increase in average interest-earning assets when comparing the two periods. The improvement in the net interest margin was primarily due to decreasing costs of funds on deposits.

Noninterest income increased 33% to $1.8 million for the fourth quarter of 2007, compared to $1.4 million for the same quarter of 2006. Service charge income increased 21% to $832 thousand for the fourth quarter of 2007, compared to $687 thousand for the same period in 2006 as a result of an increase in overdraft fee income. Fees for other customer services increased 26% to $689 thousand for the fourth quarter of 2007, compared to $548 thousand for the same period in 2006. This increase resulted from an increase in ATM and check card fees, fee income from trust and asset management services and brokerage fees. The sale of real estate generated a net gain on the sale of premises and equipment that totaled $365 thousand during the quarter. Noninterest expense increased 12% to $4.0 million for the fourth quarter of 2007 compared to $3.6 million for the same period in 2006. This increase was primarily related to a 16% increase in salaries and employee benefit expense. This was attributed to increased performance-based compensation expense in the fourth quarter of 2007 compared to the same period in 2006, along with the impact of annual wage increases and new positions.

Net charge-offs were $100 thousand for the fourth quarter of 2007, compared to $6 thousand for the same period in 2006. Loan growth, net charge-offs and an increase in delinquencies resulted in a loan loss provision of $331 thousand in the fourth quarter of 2007 compared to $100 thousand for the same period in 2006. The allowance for loan losses totaled $4.2 million or 0.94% of total loans at December 31, 2007, compared to $4.0 million or 0.93% of total loans at December 31, 2006.

For the year ended December 31, 2007, net income was $5.7 million or $1.98 per basic and diluted share. This was a 1% decrease compared to $5.8 million in net income or $1.99 per basic and diluted share for the same period in 2006. Return on assets was 1.09% for the year ended December 31, 2007 compared to 1.15% for the same period in 2006, and return on equity was 16.52% for the year ended December 31, 2007 compared to 18.49% for the same period in 2006.

Net interest income increased 3% to $18.1 million for the year ended December 31, 2007 compared to $17.6 million for the same period in 2006. This increase was the result of a 4% increase in average interest-earning assets offset by a slightly lower net interest margin when comparing the two periods. The net interest margin was 3.70% for the year ended December 31, 2007, compared to 3.74% for the same period in 2006.

Noninterest income increased 17% to $6.1 million for the year ended December 31, 2007 from $5.2 million for the same period in 2006. Fees for other customer services increased 24% to $2.5 million compared to $2.0 million last year. This increase was attributable to increases in fee income from trust and asset management services and ATM and check card fees. Service charge income increased 10% to $3.0 million compared to $2.7 million last year reflecting increases in overdraft fee income. Net gains on the sale of premises and equipment totaled $363 thousand for the year compared to no gains or losses in the previous year. Noninterest expense increased 11% to $15.3 million for the year ended December 31, 2007, compared to $13.8 million for the same period in 2006. The increase in expenses resulted primarily from adding two new branch locations during 2006 and increased salary expenses in 2007.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2006, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
Income Statement	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Interest and dividend income
Interest and fees on loans	$ 8,205	$ 8,020	$ 32,538	$ 29,678
Interest on federal funds sold	1	36	29	45
Interest on deposits in banks	22	25	103	111
Interest and dividends on securities available for sale:
Taxable interest	530	575	2,159	2,466
Tax-exempt interest	121	108	472	423
Dividends	53	55	200	224
Total interest and dividend income	$ 8,932	$ 8,819	$ 35,501	$ 32,947

Interest expense
Interest on deposits	$ 3,369	$ 3,553	$ 14,049	$ 11,638
Interest on federal funds purchased	40	27	170	246
Interest on company obligated mandatorily redeemable capital securities	240	242	956	764
Interest on other borrowings	597	628	2,226	2,744
Total interest expense	$ 4,246	$ 4,450	$ 17,401	$ 15,392

Net interest income	$ 4,686	$ 4,369	$ 18,100	$ 17,555
Provision for loan losses	331	100	398	378
Net interest income after provision for loan losses	$ 4,355	$ 4,269	$ 17,702	$ 17,177

Noninterest income
Service charges	$ 832	$ 687	$ 2,992	$ 2,730
Fees for other customer services	689	548	2,497	2,022
Gains on sale of loans	43	66	284	207
Net gains (losses) on sale of securities	(84)	-	(103)	3
Net gains on sale of premises and equipment	365	-	363	-
Other operating income	2	84	39	208
Total noninterest income	$ 1,847	$ 1,385	$ 6,072	$ 5,170

Noninterest expense
Salaries and employee benefits	$ 2,208	$ 1,906	$ 8,365	$ 7,451
Occupancy	235	212	952	805
Equipment	322	330	1,277	1,194
Other operating expense	1,241	1,128	4,692	4,333
Total noninterest expense	$ 4,006	$ 3,576	$ 15,286	$ 13,783

Income before income taxes	$ 2,196	$ 2,078	$ 8,488	$ 8,564
Provision for income taxes	703	652	2,741	2,766
Net income	$ 1,493	$ 1,426	$ 5,747	$ 5,798

Share and Per Share Data
Net income, basic and diluted	$ 0.51	$ 0.50	$ 1.98	$ 1.99
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,908,866	2,902,436	2,906,431	2,916,958
Book value at period end	$ 12.95	$ 11.14	$ 12.95	$ 11.14
Cash dividends	$ 0.14	$ 0.13	$ 0.53	$ 0.49

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Key Performance Ratios
Return on average assets	1.11%	1.08%	1.09%	1.15%
Return on average equity	16.10%	17.27%	16.52%	18.49%
Net interest margin	3.77%	3.55%	3.70%	3.74%
Efficiency ratio (1)	59.84%	61.44%	62.22%	59.95%

Asset Quality
Loan charge-offs	$ 150	$ 74	$ 382	$ 248
Loan recoveries	50	68	213	320
Net charge-offs (recoveries)	100	6	169	(72)
Nonaccrual loans	382	210	382	210
Nonperforming assets	2,266	721	2,266	721
Repossessed assets	32	36	32	36

Average Balances
Average assets	$ 532,266	$ 522,774	$ 526,225	$ 504,128
Average shareholders’ equity	36,814	32,765	34,788	31,359

			(unaudited)
			December 31, 2007	December 31, 2006
Capital Ratios
Tier 1 capital			$ 50,715	$ 45,769
Total capital			54,922	49,747
Total capital to risk-weighted assets			11.80%	11.34%
Tier 1 capital to risk-weighted assets			10.89%	10.43%
Leverage ratio			9.53%	8.76%

Balance Sheet
Cash and due from banks			$ 10,680	$ 10,368
Interest-bearing deposits in banks			2,229	1,759
Federal funds sold			-	8,430
Securities available for sale, at fair value			57,503	60,340
Loans held for sale			270	105
Loans, net of allowance for loan losses			445,380	423,151
Premises and equipment, net			19,405	17,603
Interest receivable			2,227	2,038
Other assets			3,760	4,150
Total assets			$ 541,454	$ 527,944

Noninterest-bearing demand deposits			$ 78,474	$ 83,386
Savings and interest-bearing demand deposits			177,676	167,419
Time deposits			188,992	184,239
Total deposits			$ 445,142	$ 435,044
Federal funds purchased			3,409	-
Other borrowings			40,564	45,750
Company obligated mandatorily redeemable capital securities			12,372	12,372
Accrued expenses and other liabilities			2,108	2,223
Total liabilities			$ 503,559	$ 495,389

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	December 31, 2007	December 31, 2006
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,453	1,465
Retained earnings	33,311	29,104
Unearned ESOP shares	(379)	(546)
Accumulated other comprehensive loss, net	(179)	(1,121)
Total shareholders’ equity	$ 37,859	$ 32,555

Total liabilities and shareholders’ equity	$ 541,454	$ 527,944

Loan Data
Mortgage loans on real estate:
Construction	$ 73,478	$ 60,913
Secured by farm land	1,789	2,507
Secured by 1-4 family residential	106,378	112,323
Other real estate loans	192,616	168,754
Loans to farmers (except those secured by real estate)	2,144	2,150
Commercial and industrial loans (except those secured by real estate)	53,028	50,854
Consumer installment loans	18,363	24,423
Deposit overdrafts	415	232
All other loans	1,376	4,973
Total loans	$ 449,587	$ 427,129
Allowance for loan losses	4,207	3,978
Loans, net	$ 445,380	$ 423,151

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2007 and 2006 is 34%.  Net interest income on a tax equivalent basis was $4,761 and $4,434 for the three months ended December 31, 2007 and 2006, respectively, and $18,390 and $17,824 for the year ended December 31, 2007 and 2006, respectively. Noninterest income excluding securities gains and losses was $1,931 and $1,385 for the three months ended December 31, 2007 and 2006, respectively, and $6,175 and $5,167 for the year ended December 31, 2007 and 2006, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.